FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
11-13-07/11:00 am CT
Confirmation #23241920

FORTRESS INVESTMENT GROUP, LLC

Moderator: Lilly Donohue

November 13, 2007

11:00 am CT

Operator:	Good afternoon. My name is (Laurie). And I will be your conference operator.
At this time I would like to welcome everyone to the Fortress Third Quarter Earnings call.
All lines have been placed on mute to prevent any background noise.

After the speakers’ remarks there will be a question and answer session. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question, press star then the number 2.

Thank you. I will now turn the call over to Lilly Donohue. Please go ahead.
Lilly Donohue:	Great, thanks (Laurie). Good afternoon everyone. I want to welcome all of you to our Third Quarter Earnings conference call.
Joining to me today is Wes Edens, our Chairman and CEO, Dan Bass, our Chief Financial Officer. Also joining us today is Pete Briger who’s the

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
11-13-07/11:00 am CT
Confirmation #23241920

President and Head of our Hybrid Hedge Fund business, Mike Novogratz, President and Head of our Liquid Markets Hedge Fund business, Randy Nardone, our Chief Operating Officer, as well as David Brooks our General Counsel.

Before I turn the call over to Wes, as the Operator mentioned this call is being recorded. Replay number is 800-642-1687 from within the U.S. and outside of the U.S. 706-645-9291. Access Code is 23241920.

This call is also going to be available on our web site fortress.com.

I want to point out that statements today which are not historical facts may be forward-looking statements. Our actual results may differ materially from the estimates or expectations in our forward-looking statements. These statements represent the company’s beliefs regarding events that by their nature are uncertain and outside of our control.

I would encourage you to review the forward-looking disclaimer on our quarterly earnings release and include that you review that you risk factors contained in our annual and quarterly filings with the SEC.

And with that I’d like to turn it over to Wes Edens.
Wes.
Wesley Edens:	Great. Thanks Lilly. Welcome everyone. Good afternoon and welcome to our Third Quarter Earnings call.
Interesting quarter for our businesses, lots of volatility in the market, very challenging market environment but overall good results for the quarter and for the nine months ended in September.

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
11-13-07/11:00 am CT
Confirmation #23241920

For the third quarter pre-tax distributable earnings were $111 million. That’s up from $67 million in the third quarter a year ago, a 65.7% increase. For the nine months ended September 30th, pre-tax distributable earnings were 474 million which compared to last year of $259 million over the same period, an 83% increase over the same period from 2006.

Our expectation for the remainder of the year is that our pre-tax distributable earnings currently represents about 80 or 85% to where we expect to end up at the end of the year which if it comes to pass would leave us at about a 50% higher earnings for 2007 and 2006 obviously a terrific year.

In many years our fourth quarter has been one of the most productive ones for us. Last year at the end of the third quarter for example we were about 65% of where we ended up for the full year.
But this year given all the market disruptions we’re forecasting little in the way of private equity realizations for the remainder of this year which results in our current forecast.

To put that in context at our evaluation, we’re trading at about 15 times our 2007 numbers and about 11 times the ‘08 estimates from the equity analyst community, pretty modest valuations for a company that’s growing at a 50% pace year-over-year.

Overall business activity across the board has been robust. You know, hedge funds had another good quarter. Private equity funds completed several large investments for the quarter as well as a couple of material realizations.

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
11-13-07/11:00 am CT
Confirmation #23241920

Capital formation for existing products was a very good one for the quarter. And we’re in the market now with several new initiatives that I’ll talk about in a little bit so for the quarter a good one overall.

Maybe just to start, let’s review the business model. Although there are a lot of moving parts, the simplest way of thinking of our business is fee paying asset management times the net results that we realized.

You know, we report assets under management two ways. Total assets under management is meant to give visibility on all of the assets that we oversee but does not necessarily reflect the assets for which we earn fees.

For example we include the capital of the firm and our employees in this figure as well as the market value of our public portfolio companies and our private equity businesses and capital so that number ends up being the highest number for us.

At the end of the quarter our total assets under management is about $40 billion.

Another measure that we track closely is fee paying assets under management. Fee paying assets under management refers to the amount in which we earn management fees. The metric varies from Fortress Fund to Fortress Fund. You know, our businesses are entirely an alternative investment business where we earn management fees of 1 to 2%, performance fees that are generally 20% of the profits.

At the end of the third quarter our fee paying assets under management was $31.2 billion which compared to $20.8 billion at the end of 2006.

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
11-13-07/11:00 am CT
Confirmation #23241920

The average fee paying assets under management that we expect for the year will be 28 or 29 billion for 2007 and if you simply took the average fee paying assets under management number, that 28 or $29 billion number, and multiply it times 2% it’d be a very good rough estimate of what our pre-tax distributable earnings would be for the year.

Two percent is a combination of management fees and performance fees so obviously there’s some variability here but we have many different funds. In the past we have found that if you assume a total revenue number of 4%, i.e. a combination of both a management fee and a performance fee, bring about half of that to the bottom line to get to that 2% number, it’s been a good rough estimate to our earnings and something that I would recommend that folks pay attention to because that’s how we think of it.

Now let’s talk about the performances across the businesses, start with the Hedge Fund Group.
Hedge funds at Fortress in the aggregate total about $15 billion or 48% of our fee paying assets under management and it had a very solid year thus far.

In the aggregate year-to-date through 9-30 our hedge funds posted gross returns of 12.2% and net returns of 8.2%. Taking into consideration the month of October, the hedge funds posted gross returns of 15.6% and net returns to investors of 10.9% for the ten months ended 2007 so obviously a terrific return set in a pretty volatile market.

As we mentioned on our last earnings call our liquid market hedge fund at that time was down for the quarter but as of October 31st we’re back up to the high watermark for the year, a great couple of months for the trading folks.

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
11-13-07/11:00 am CT
Confirmation #23241920

The big story in our credit businesses is there is no big story. Pete runs the business around a highly diversified portfolio of uncorrelated idiosyncratic risk with very low leverage and even with the difficult market for credit, you know, the businesses have had very little in the way of write-down, positive returns for the quarter and no substantial exposure to the subprime mortgages, great performance out of that credit business.

And needless to say we think that there’s likely to be very good opportunities to expose additional capital to the credit markets in the coming months given the current conditions.

Private equity is $13 billion or 41% of our total fee paying assets under management. It also had a very good year investing capital and has had a couple of realizations including one large one in the third quarter.

On our private equity fund we invested 3 billion of capital for the third quarter and 6 billion year-to-date as of 9-30. We also have commitments for an additional 2.8 billion which we expect to close in the fourth quarter or first quarter of next year and that would bring our total capital invested or committed this year to private equity up to a total of $8.8 billion compared to $4.7 billion in ‘06 and so a very solid year in the investment side.

As for realizations we sold our position in Crown Capital which was originally an investment in Global Signal. It’s an investment in the tower space we made back in 2002 which in the quarter generated proceeds of 900 million at which we distributed 600 million of promotable income, a good investment for us. We invested a total of about $120 million back in 2002 and with this realization our total return for the investment was about $1.7 billion so obviously one of the good ones.

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
11-13-07/11:00 am CT
Confirmation #23241920

As for our surplus, you know, the underlying performance of the private equity portfolio companies has been very good while the stock price performance of the public companies has been pretty poor.

Considering the last 12 months on average we’ve raised the dividends of the private equity companies by about 30%, 30% being rough justice for what the cash flow, free cash flow growth of those companies has been. Over that period the stock declined on a total of about 40%, so really a tale of two different things going on.

You know our private equity business is focused on investing in asset-based companies with good growth prospects, stable cash (loan) businesses like real estate, transportation, senior living and, you know, etcetera.

And at least for the moment the market has been focused on other things.

For the year if you look at the S&P, the best performing sectors have been energy and technology which have both had terrific runs albeit having a bit of a sell off here in the past, you know, week or two.

But in the end we think that hard assets and growing businesses have a lot to be said for them and as things tend to adjust back to fair value.

However, you know, if we see the gap between asset value and market value stay out of whack for a long period, we have many alternatives in those businesses including the ability to liquidate assets and close the gap between market prices and NAV. That’s one of the many things that we love about asset-based private equity.

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
11-13-07/11:00 am CT
Confirmation #23241920

In overall this is the kind of market that should yield excellent investment opportunities in our private equity businesses. You know, a lack of availability of debt capital tends to depress asset prices and reduces competition both of which are good for us and the market for new investments and I would expect that next year will be a busy one for us.

You know really the only real disappointment for us in the quarter was within the Castle business. Newcastle’s performance even though Newcastle had modest exposure to subprime, it had $159 million of total investment in 2006 vintage subprime securities.

You know with the ferocity of the downturn in the subprime market a little bit of exposure goes a long way and we took a write-down in that business although cash flow remained unchanged.

You know for the firm this had relatively little impact as NCT represents only about 1.5% or so of our overall earnings and we have very modest capital exposed to the business. Away from Newcastle and the private equities investment in Nationstar, we have little to no exposure out of the subprime or the CIV market.

You know CDO is another buzz word that’s been on top of everyone’s list and Fortress has no direct CDO exposure, actually quite the opposite. You know we use CDOs to finance, permanently finance assets in several of our businesses but we’re not investors in CDO bonds in any material way and thus have no balance sheet or earnings (from the) CDO market.

In summary excellent performance from the hedge fund and private equity businesses, strong continued growth in fee paying assets under management

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
11-13-07/11:00 am CT
Confirmation #23241920

and no liquidity or credit events or real consequences out of the CIV directly or any of the underlying businesses so a very good quarter.

Maybe just a few comments about markets then I’ll turn this over to Dan. You know starting with the subprime business of which much has been written about and talked about and something we’ve had a lot of experience around the residential businesses here both between myself, Pete and many others here.

You know if you look back at the 2006 vintage of subprime which totaled about $600 billion its where most people assess there to be the principal amount of risk.

Most of the people expect that this cohort will have 50 to $100 billion of realized losses eventually and although – which although this is a sizable number it’s really only a fraction of all the damages it’s caused in the marketplace.

You know subprime became the proverbial straw albeit a very large one. It exposed many of the excesses of leverage in the financial markets.

First and foremost the investment banks, then the banks directly, now you see insurance companies, surety issues, other participants in the market so this has actually caused, you know, a great deal of damage in the market.

And the market is still, you know, in my opinion at least is in the very late stages of what has primarily been a liquidity crisis and now it’s just now beginning to show the effects of credit performance.

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
11-13-07/11:00 am CT
Confirmation #23241920

In fact we were looking at the performance of a number of the vintages of the subprime stuff that we have access to. ‘02, ‘03, ‘04, ‘05 vintages were basically very similar levels of foreclosure and delinquencies to what they have been in the past and really it’s just the ‘06 vintage that took a material turn for the worse here recently.

So you’re just starting to see it manifest itself in the credit performance.

And my view is that the residential market is already priced to what would make it the worse performance in history. And you really have to go back to, you know, 1991, the worse vintage ever or 2000 even worse than that.

And while I believe that certainly prices on residential real estate could and most likely will continue to go down, you know, for the foreseeable future.

The market prices for many of the highest rated securities are at very attractive levels now and I would suspect that all things being equal a year from now prices in many of those securities could easily be higher than they are today.

So underlying credit performance may be very poor, some of the investment opportunities may be very good.

Having said that many of the other credit related businesses and assets, consumer, commercial, etcetera, have not been under nearly as much stress as the residential market and I think are likely to get tagged in the coming months and quarters and show some stress as well.

So still a lot to go in the credit market and something we’re following very closely.

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
11-13-07/11:00 am CT
Confirmation #23241920

Macro views of the market as expressed by trading businesses are the following.
You know, slow growth is expected for the U.S. and Europe and is a direct result of the credit contraction. How slow that growth is of course is a source of a lot of concern and chatter.
You know, central banks are being forced to be responsive, i.e. lowering rates, but are nervous about inflation. That’s one of the principal risks that certainly we are very focused on here.

And then, you know, of course growth in the developing markets should be very strong. That’s been one of the big macro themes over the past year or so which you’d think with a weak dollar should have a material benefit to U.S. companies that export to them.

And lastly the key issue is being played out is that of the coupling, i.e. the developing markets have grown their domestic economy to the point where they’re no longer totally dependent on the U.S. and are likely to continue to have growth even in the absence of a strong U.S. economy.

So in summary markets overall have been very volatile. Our trading businesses had a tough July and August but after a terrific first half of the year, but then a tremendous September and October and they’ve really been the star performers of the firm in the second half of the year.

You know one of the strengths of the firm lies in diversity of our businesses. Our company plays a team sport here at Fortress and certain of our businesses are better suited in different markets which has clearly been the case this year.

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
11-13-07/11:00 am CT
Confirmation #23241920

You know the current environment is expected to be good for our liquids market businesses while not ideal for realizing private equity investments. However there are great opportunities to see new investments within the private equity and credit businesses that we have here. That’s why we believe having a very large hedge fund complex alongside the private equities complex gives us the best possible opportunity to have good performance in many different markets which has certainly been the case for us this year.

You know looking forward into 2008, you know, I feel great about the prospects for the firm. Not only is the existing book of business solid, we’re in the process of organizing capital around a number of new ventures which if successful could add another 10 or $15 billion into fee paying assets under management.

We have a half a dozen new funds in the works ranging from additional capital in existing businesses to new strategies on the infrastructure and emerging markets, commodities, Asian real estate, etcetera, and we’re optimistic that those are going to come to fruition here sooner rather than later.

In the long run market disruptions are very good for us. It clears away irrational behavior and creates good investment opportunities and absent just a complete shutdown in the markets we think that the coming months and quarters look good for us.

So with that I’d like to turn it over to Dan Bass now to review the financial results in more detail.

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
11-13-07/11:00 am CT
Confirmation #23241920

Daniel Bass:	Thanks Wes. I will now walk you through the highlights of our financial results for the quarter and year-to-date which have strengthened versus the same period from 2006.

Within my remarks I will cover a number of key performance metrics which have improved in comparison with the Third Quarter of 2006. In particular gross in fee paying assets under management. This is our measure of net inflows and net appreciation of capital which we earn fees from our funds, growth and distributable earnings and our balance sheet activities during the quarter including the funding of private equity commitments and making further investments in our hedge funds.

Fee paying assets under management totaled 31 billion up 62% from a year ago. Each of our business segments significantly contributed to this growth as the following.

Private equity fee paying assets under management grew by 60% primarily due to the raising and investing of a number of our private equity funds including the closing of private equity fund size and fund size co-invest funds that together raised $5 billion of third party capital earlier this year and Drawbridge real asset funds which raised 300 million at the end of the second quarter of this year.

Growth in liquid hedge funds fee paying AUM of 64% primarily due to capital raises and net positive appreciation over the past year. Since the beginning of 2007 we raised over $2.2 billion of capital as well as net capital raises of a half a billion dollars during the Third Quarter 2007.

Growth in your hybrid hedge funds fee paying AUM of 58% due to significant capital raises and positive appreciation over the past year. Such

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
11-13-07/11:00 am CT
Confirmation #23241920

capital raises include the establishment of Fortress Partners Fund in the Third Quarter of 2006 which has grown significantly since that original establishment and capital raises for Newcastle in the first half of this year and Eurocastle for the fourth quarter of last year which increased fee paying AUM by 71%.

Next I want to talk about the distributable earnings but before discussing the growth of the distributable earnings results I want to reiterate what was discussed in previous earnings calls of why we believe the distributable earnings is a measure – a meaningful way to look at our business.

First and foremost this measure is how we manage and evaluate our businesses and their operating performance. We also use it to measure earnings available for periodic distributions to shareholders as well as it allows us to evaluate the entirety of our business which are managing since it looks at the businesses as if the principal’s interests are entirely exchanged into Class A shares.

Pre-tax distributable earnings has been reconciled through our GAAP earnings and our 10-Q and our press release.

And the main adjustments include share-based non-cash compensation which includes the principals agreement expense which will never result in a cash expense to the company, incentive income and adjusting for unrealized gains and losses from investments.

For the Third Quarter 2007 our pre-tax distributable earnings was 111 million up 66% from the Third Quarter of 2006.

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
11-13-07/11:00 am CT
Confirmation #23241920

For the first three quarters of 2007 our pre-tax distributable earnings was 474 million up 83% from the same period last year.
Pre-tax distributable earnings per dividend paying share was 26 Cents for the third quarter up from an equivalent of 18 Cents from the Third Quarter of 2006.

A significant component of distributable earnings is segment revenues which increased to 219 million for the third quarter, an 80% increase year-over-year, management – and can be attributed to the following. Management fees increased by 50 million or 67% versus the same quarter from last year due to significant capital raises as I previously detailed.

Incentive income grew by 47 million or 100% versus the same period last year primarily due to our private equity funds selling their remaining shares in Crown Castle which generated 84 million in gross incentive income, 56 million net of profit sharing compensation compared to no private equity incentive in the same period in 2006.

This increase was partially offset by a decrease in incentive income from our hedge fund businesses due to lower returns. In particular negative 1.74% gross quarterly return in the case of our liquid market hedge fund.

Further there was liquid – there was limited incentive income from our Castle as Wes has previously mentioned.

Segment expenses increased by 29 million versus the same quarter from last year due to greater profit sharing comp. expense and average headcount growth of 44% which spans across all of our businesses as well as our continued investment in infrastructure.

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
11-13-07/11:00 am CT
Confirmation #23241920

Our operating income margin was 53% for the third quarter primarily due to private equity realization event and (51%) year-to-date through September.

As I discussed in prior earnings calls any quarter’s margin will be affected by the overall level of incentive income recognized during that quarter however to date we have been able to generate a consistent operating income margin.

On the topic of 2007 income taxes and tax related payments, our effective tax rate for distributable earnings purposes for this year is expected to be in the low 20s.
As we noted in previous calls the final tax rate will – is a function of the business P&L mix and its very mix dependent.

With respect to our balance sheet activities during the quarter we funded 276 million in private equity as well as 76 million in our hedge funds increasing our total investment in our funds to 969 million as of September 30th.

In addition we declared and paid our third quarterly dividend paying a 22 Cent per share dividend which represents 90 Cents per share on an annualized basis.
Now I’d like to give you a little color on our GAAP results.

And keep in mind that the results of operations on a GAAP basis reflect the results attributable only to our Class A public shareholders which is roughly a 23% economic interest in Fortress’ businesses.

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
11-13-07/11:00 am CT
Confirmation #23241920

Our GAAP net loss attributable to our Class A shareholders was 38 million for the quarter of 2007 and if you exclude the net effects of the principal agreement expense which is a non-cash charge related to an agreement to which the company is not even a party our GAAP net income attributable to Class A shareholders would have been a positive (unintelligible) million for the same period.

In summary distributable earnings, one of our key performance metrics, has improved during the third quarter as well as year-to-date compared with the same periods from a year ago.
With that I will conclude my remarks and I’ll turn it over to questions and answers.
Operator:	At this time I would like to remind everyone if you would like to ask a question please press star then the number 1 on your telephone keypad.
We’ll pause for just a moment to compile the Q&A roster.
Your first question comes from the line of Roger Friedman of Lehman Brothers.
Roger Friedman:

Oh hi. Thank you. I guess can you talk a little bit about how you’ve – maybe Pete this is a question for you, how you have approached the mortgage market this year because there’s been a fair amount of speculation obviously unfounded that you had it in CDO exposure.

And you’ve made comments that you had a negative view around that space and that you were playing that defensively.

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
11-13-07/11:00 am CT
Confirmation #23241920

I guess would you characterize your position there? Is it still defensive or is it more offensive and that you’ve been actively shorting?
Wesley Edens:	Well (I’ll) make a comment and I’ll turn it over to Pete.

On the defensive side the largest exposure the firm has to (unintelligible) on has been really two places. The private equity investment in Nationstar which is a subprime originator and servicer, you know, the bulk of our exposure in that investment comes to the servicing side.

So and we’ve (unintelligible) origination out of that business. So the amount of overall exposure to credit in that is actually quite restrained given the overall book.

And then in Newcastle I think is probably where a lot of people had speculations that we had major exposure and really our exposure’s been very modest as evidenced by, you know, kind of our recent earnings announcement and the like.

And I think that, you know, perhaps there was some speculation that people had that we had - somehow the firm had, you know, CDO exposure, we had balance sheet exposure which was just simply not the case.

So from the defensive standpoint it was really in those two areas and overall we feel very good about, you know, the lack of exposure we have.
The offensive side, maybe Pete you want to address that?
Pete Briger:	Sure. You know I think this time last year we probably didn’t have any mortgage exposure whatsoever in the Hybrid Hedge Fund Group. I think

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
11-13-07/11:00 am CT
Confirmation #23241920

about the end of last year, early this year we started getting net short but we were not significantly net short. Certainly in retrospect they would have liked to been a lot more short.

But we did have substantial profits from our short positions in mortgages and we were certainly on aggregate small in the whole area just because I figure our expertise is much more centered on being long credit opportunities than it is in playing the indexes just in terms of what we do in special opportunities.

Over the last three or four months we’ve gotten interested in the residential hold-on market directly in Special OP. And we’ve been involved in some financial institution liquidations where we’ve bought some portfolios.

I think that our residential hold-on position may be up 2 or 3% of the portfolio right now and we certainly bought some AAA securities and some AA residential mortgage-backed securities but nothing of significance.

I would say the next two years certainly but maybe as much as the next three years we’re going to be very focused on the entire residential and asset-backed sector. You know, that’s something that as what’s mentioned we have deep experience at Fortress and something that we think we will significantly gear up.

So I wouldn’t be surprised if those percentages went up significantly or that we raised separate additional funds to go after those opportunities on a standalone basis.
Operator:	Your next question comes from the line of Robert Lee with KBW.

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
11-13-07/11:00 am CT
Confirmation #23241920

Robert Lee:

Thanks. Good afternoon. A couple quick questions, could you just update us on, you know, what’s going on outside the U.S., I mean in terms of your initiatives there and I think particularly in the private equity business, you know, if you’re having any – if you’re seeing more opportunities say in Asia than in Europe (and clearly) the U.S.?

Wesley Edens:	Sure. Well the – you know, we have substantial amount of capital exposed outside the U.S. both Canada, then we have major, you know, investment operations in England and in Italy and in Germany.
And the businesses overseas are doing quite well. There’s a number of public companies that give you some visibility into it.

But, you know, the hard asset businesses in Europe have done very well. The public markets in Europe have actually had a similar state as the ones in the U.S. and they’ve had, you know, price reductions, there’s been interest rate increases in both England as well as on the continent that have put a lot of pressure on those markets.

Those were specifically some of the companies that I was referring to where I think that there is, you know, potentially a substantial gap between NAV and kind of where the prices of those companies are trading at.

So, you know, with respect to the existing businesses, we feel great about them. There still are good opportunities. You know, we’ve got a very active year in Germany on the real estate side. We’ve got a very active year in Italy on the real estate side.

You know one of the new initiatives for the firm that we’re excited about is an initiative that Pete has spearheaded to increase our exposure to Asia starting

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
11-13-07/11:00 am CT
Confirmation #23241920

with the real estate side but we’ve also, you know, our macro, our trading businesses had a very prolific business in Asia for a number of years.

And we’re looking at potentially expanding that on the private equity side as well so that falls in the categories of other initiatives that are on the docket right now which we don’t want to be really specific about while we’re in marketing and those things but it’s things that we think are interesting and obviously we see opportunities and that’s what we’re responding to.

Robert Lee:	Okay, and just a follow-up question for Dan. This is just on a modeling question.
You had the realization in the – from the Crown Capital sale in Q3.
And I was just curious if I look at the private equity kind of asset rollup, you don’t see the realization there. Was that netted into the new capital raise or how should I be thinking of that?
Daniel Bass:

We had taken – the realization = there’s a – we had very little capital that was left that we were charging management fees on for Crown Capital because we had taken most of that – our capital out prior to that so that’s while you’ll see when we roll forward the management fee capital that there was a very limited to no reduction in management fee capital by that realization.

Robert Lee:	All right, great. That’s helpful. Thank you.
Operator:	Your next question comes from the line of (Mark Arizari) of Goldman Sachs.
(Mark Arizari):	Oh great, thanks. Wes this is a question for you just in terms of the private equity business.

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
11-13-07/11:00 am CT
Confirmation #23241920

You know, you did mention...
Wesley Edens:	(Mark)?
Operator:	His line has disconnected.
Your next question comes from the line of Matt Fischer of Deutsche Bank.
Matt Fischer:	Afternoon. Just regarding the hedge funds, you had mentioned the liquid funds back at the high watermark.
So is that saying that in the fourth quarter if you see positive returns you’ll start to generate some more incentive income within the hybrid – the liquid funds, excuse me?
Wesley Edens:	Yeah, that’s correct.
Daniel Bass:	That is correct.
Matt Fischer:	Okay. And as far as we are today, if we close where we are today, are you generating – are you already at that mark where you are earning or you’re kind of...?
Wesley Edens:	Yes. Well the last period I referred to was October 31st which is the last, you know, kind of month that we just closed.
And at October 31st we were basically back above the high watermarks across all funds so (Mike) and the gang had a terrific, you know, late summer, early

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
11-13-07/11:00 am CT
Confirmation #23241920

fall on top of a very good first half of the year so those businesses are once again very productive for us.
Matt Fischer:	Okay, and then last. Just regarding your emerging market strategy, you had mentioned some in Asia increasing some exposure to the – on the hedge fund side.
Any other areas where you would not only on the private equity side but start to invest in funds overseas?
Wesley Edens:	Well actually Matt what I was referring to were really private equity and real estate initiatives that we are, you know, contemplating outside the United States specifically.

So both in Asia, you know, and Japan, China, you know, non-Japan Asia real estate as well as in the private equity side. We’ve made a number of non-control private equity investments in the hedge fund businesses under (Mike) and (Adam Levenson)’s direction that have been extremely productive for us and we’re looking hard at expanding that element of our business so.

Matt Fischer:	Okay, great. Thanks.
Operator:	Your next question comes from the line of (Michael Hack) of Banc of America Securities.
(Michael Hack):	Hey guys, thanks. I know you guys just recently closed up on the last quarter the $5 billion fund and I’m just curious what portion of that I guess would already be, you know, (unintelligible)?

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
11-13-07/11:00 am CT
Confirmation #23241920

Wesley Edens:

The current number, you know, for the fund is about 30%. There’s a couple of large investments that go into that. The Penn Gaming transaction which is slated to close here in the middle of next year subject to gaming kind of authorization of all the licensing.

The Florida East Coast investment which is one of (unintelligible), and there’s a handful of other things.

You know made our first investment in the alternative energy space on the solar side where we bought a 49% interest of one of the largest solar installations in the world. That’s an area that we think obviously has, you know, great promise and there’s a handful of other things.

So we’ve got a very substantial amount of dry powder and, you know, this is a market where it’s obviously hard to set up very large transactions given the, you know, the constriction in the credit market.

But there is no shortage of things to look at. So I’m excited about the market.

Operator:	Your next question comes from the line of (Craig Segondaler) of Credit Suisse.

(Craig Segondaler):	Thanks. Just a couple questions, Wes earlier in the call it sounded as if there’s going to be little to no private equity incentive piece in the fourth quarter. Is this about right?

And also, you know, with the private-to-private opportunities right now fairly closed and I’m just wondering what your six month outlook is for IPOs or secondary because I thought you mentioned something had happened with your Italian business or your financial and real estate last quarter.

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
11-13-07/11:00 am CT
Confirmation #23241920

Wesley Edens:	Yeah, we are not forecasting substantial amounts of liquidation in the fourth quarter. You know these things are obviously fluid and dynamic and things can change.

But it’s our expectations. I said if you looked (Craig) historically at kind of the pattern of our return, the fourth quarter in many cases is a very productive quarter for us in many areas of the firm.

This is the year we’re forecasting more to do, you know, earnings as a result of just where the markets are and obviously it’s a better time to be a buyer than a seller in many cases for us, you know, right now.

I guess the other part of your question was what, I’m sorry?

(Craig Segondaler):	It was the (unintelligible)...

((Crosstalk))

Wesley Edens:

Oh six months, yeah, well actually, you know, we have, you know, one of our portfolio companies is in registration in the United States right now which is our shipping, consolidated shipping company called Seacastle which we’ve been in registration now for the past, you know, six or eight weeks (I’d) say and so that is moving down the track.

We are looking hard at a couple other situations including the one that you mentioned.

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
11-13-07/11:00 am CT
Confirmation #23241920

So, you know, I feel like as difficult as the markets are they’re open for, you know, investments that, you know, kind of set, you know, the profile of things that people want to have exposure to.

And the, you know, transportation and energy sectors of course are high on that list.

But and actually the one, I guess one point I’d make is we’ve said that the public to private market may be more difficult. I think that that’s true but I think that there still are substantial opportunities. There’s two, you know, clarifications of that that we’re involved in right now that, you know, may or may not come to pass.

But I clearly think that there’s still opportunities to take companies private under good terms so.

(Craig Segondaler):

Got it. And just one more on the (AVS) side and not to kill this discussion, but just wondering what your – what Fortress’ aggregate exposure was, because I don’t think we talked about CIVs yet, both through proprietary and third party capital both for your products and investment portfolio.

Wesley Edens:

Well we don’t have exposure to CIVs. We don’t have exposure to the investment side of the CDOs which I think has wreaked most of the havoc that’s happened on Wall Street as a result of all the subprime stuff.

You know, we have, you know, subprime exposure modest except on exposure in the private equity business through Nationstar and Newcastle and now we have, you know, some new exposure that Pete has in the credit businesses that is actually new exposure.

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
11-13-07/11:00 am CT
Confirmation #23241920

So, you know, I think that if you had to total it all up versus all of Fortress’ assets it would, you know, 1 or 2% probably at most of our assets have exposure to this. So it truly is a modest amount.

Man:

That being said, going forward hopefully those numbers will start to tick up and hopefully that’ll be a significant profit contributor for us in hybrid hedge fund business. You know, I look at it even though, you know, we can’t see residential real estate prices going up in the next 18 months very much like when we were investing in Japan and declining real estate markets where rents were falling on the commercial side year-over-year, we were still able to buy commercial properties and loans and on a trading basis make money in those markets.

And I would very much expect the same thing in the U.S. markets in the current condition.

(Craig Segondaler):	Thanks a lot.

Operator:	Your next question comes from the line of (Fritz Mitall) of Glazer Capital.

(Fritz Mitall):	I was wondering on the backlog of deals that are already announced, where are you guys in terms of closing those in the next three to six months?

Wesley Edens:

No, the only significant private equity transaction which is outstanding which is not yet closed is the Penn Gaming transaction which is a fully financed transaction which we are absolutely intent on closing.

We are in the process of going through the licensing process with a number of the different state authorities that Penn operates casinos in.

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
11-13-07/11:00 am CT
Confirmation #23241920

Our expectation as we announced at the time we did the transaction is that we would hope to be through that process by the middle of next year. And, you know, we’re in the thick of it right now and there’s no material update to that.

The shareholder vote for the transaction should happen we think before the end of the year. That’s out of our control but that’s what it looks like the timing of it is. And that really is the only one that’s outstanding for us.

(Fritz Mitall):	Great, thanks.

Operator:	Once again if you would like to ask a question, please press star then the number 1 on your telephone keypad.

Your next question comes from the line of (Michael Hack) of Banc of America Securities.

(Michael Hack):	Well thanks. Just a quick follow-up, any update on what you’re hearing from Washington on, you know, various tax bills floating out there?

Wesley Edens:

No specific update. There obviously – there have been a number of prospective tax proposals made out of either side of the aisle in Washington and we have had active dialogue with a number of lawmakers with regard to them.

But there’s nothing really of insight that I can offer to you right now.

(Michael Hack):

Okay. And then I had just one quick modeling question. Looking at the core management fees in the private equity segment and, you know, you guys talked about you had pretty growth in assets quarter-over-quarter although the management fees were kind of down about 1 million quarter-over-quarter.

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
11-13-07/11:00 am CT
Confirmation #23241920

(Can you give) some sense of what kind of drove the decline there and I mean is it like fee pressure you’re seeing in the business or it’s just, you know, as one fund kind of comes in at a different fee rate, another one takes off and just a little more color.

Daniel Bass:	Yeah, you know, it just has to do with the raising of fund size and the role on the fee basis for what Fund (IV) would calculate its fees.

But on a run rate basis going forward you’ll see that that number will tick up but it was just the conversion of Fund (IV) from a committed to capital to invested capital. That was really the adjustment.

(Michael Hack):	Okay, thanks.

Operator:	Your next question comes from the line of Robert Lee of KBW.

Robert Lee:

Thanks. Just a follow-up on the hedge fund business, I mean can you talk a little bit about your new business pipeline or your new asset pipeline there in terms of hybrid hedge fund business came through Q3 in, you know, pretty good shape as well as the liquid hedge fund business.

Is there any - you know, should we be thinking that maybe that you could actually see some acceleration in organic growth, you know, given the strong relative performance in those products?

Wesley Edens:	Well the - you know, all – both of the major, you know, fund complexes here and continue to attract capital, you know, throughout the year.

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
11-13-07/11:00 am CT
Confirmation #23241920

And really, you know, they really both raise capital in and when they see, you know, opportunity to deploy it. I think one of the major schematic themes that we think is playing out in the very near term in the hedge fund business is a real consolidation.

You know, new products, you know, coming into the firm. There’s a number of existing hedge fund platforms.

We haven’t brought in material amounts of third party management groups here although we’ve got the one in particular which we’re excited about on the commodity side and going to launch a new product around that.

But I think you’re going to see continued consolidation in the hedge fund business and I think that, you know, a number of folks of which of course we expect to be one of them will end up with large, you k now, diversified groups of funds.

So thinking of it as a business or a group of businesses I think is how I would encourage you to think about it. That’s how we think about it right now so.

Pete Briger:	And just to respond specifically on the hybrid side of things. One, you know, Fortress Partners Fund continues to do very well from a return perspective and an asset gathering perspective.

And on the hybrid side on the credit and asset side obviously what’s going to happen with the current market conditions as we move from the liquidity crisis potentially to more of a liquidity and credit crisis and move into different asset categories are going to be that liquidity in the markets are going to go down.

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
11-13-07/11:00 am CT
Confirmation #23241920

So I think that, you know, we’ll add some size to our special opportunities fund but probably more look at this as a private equity fund alternative just because the liquidity of the assets are going to dictate a more illiquid form of capital that makes those investments.

Robert Lee:	Okay, thanks.

Operator:	Your next question comes from the line of (Roger Smith) of (SDK).

(Roger Smith):	Hi, how are you doing?

I just have a couple questions. On the 9.4 billion that’s committed in non-public transactions, how much of that is still in the management fee paying assets?

Wesley Edens:	Dan do you have those numbers?

Daniel Bass:	Of the 9.4 billion most of it is in the fee paying assets because most of its in Fund (V) which we get paid management fees on from – on a committed basis so most of that is in the fee pay.

And a little bit of it will be – will click into Fund (IV). The commitments that relate to Fund (IV) will start to click in once we deploy that capital which occurred post the raising of Fund (V).

But I would say substantially most of that capital is currently in the management fee paying calculation. There’s some remaining committed for Fund (V) – Fund (IV) that will click in when we deploy it.

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
11-13-07/11:00 am CT
Confirmation #23241920

(Roger Smith):	Okay. And then on – in the hybrid product, I did see that there was a CDO in there used, I guess like you said as financing.

And it looked like it was very over collateralized.

And I just guess why is it so over collateralized? Is that something that the rating agencies required when you set the CDO up or what are the real assets behind there that would require such an over collateralization?

Pete Briger:	Well when I started my business, my investors always used to ask me why I used so little leverage in my business.

And I always used to say because I don’t like going out of business in rough times.

And so there’s no specific reason as to why we use low leverage around the firm. At Fortress it’s just generally we don’t like to bet the ranch and lose the ranch.

And the current environment is really a perfect example as to why you don’t want to be highly leveraged in instruments like the ones that we traffic in.

So it’s true of any of the financing vehicles that I have in hybrid hedge funds or really that exist around the firm. We don’t like highly leveraged fixed income investments.

(Roger Smith):	Okay. And then really I guess the timeframe that I’m looking at I guess would be at the end of 2006.

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
11-13-07/11:00 am CT
Confirmation #23241920

Has there been a lot of additional CDO activity at Fortress since then or is really at about that same level?

Wesley Edens:	You know we use CDOs as a permanent financing tool both in Newcastle as well as in the credit business on Pete’s side.

So those are really in the ordinary course of businesses. As Pete said they tend to be quite low leveraged, you know, relative to the marketplace and are just really there to provide permanent financing against the liquid assets.

So there’s nothing averment that would have occurred during the course of the year to make those numbers go up or down (unintelligible).

(Roger Smith):

Okay, but then when I look really at my assets under management, how do I differentiate between them? You know, like that would be in the total assets under management but only the equity would be in the fee paying management?

Wesley Edens:	No.

Man:	No.

Wesley Edens:	Well the equity and if it was financed by those vehicles would be in the assets, you know, the management fee paying assets under management in the respective vehicle.

So if Pete had $100 of investments that he – been financed, you know, 50 Cents you’d have $50 then would be the net equity position that would show up.

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
11-13-07/11:00 am CT
Confirmation #23241920

(Roger Smith):	Okay, perfect.

Wesley Edens:	Yeah, the gross number doesn’t show so.

(Roger Smith):	Okay, and then in terms of the private equity deals going on right now that are in discussion what are the biggest stumbling blocks in preventing them from getting done?

Is it really that pricing of these deals have to come down and that that benefit of, you know, or low financing had really accrued to the seller in the past and that they’re not comfortable yet that pricing is coming down or is it really on the financing side and getting all the financing necessary to do new deals?

Wesley Edens:

Yeah, I think it is primarily a matter of price. You know, I think that when you have had a substantial re-pricing of the market for assets, you know, people are, you know, fond of the price that they could have gotten 6 or 12 months ago and so there is a natural desalination to kind of adjust their expectation to where the market is at this particular point in time.

Having said that, you know, the world goes on and there’s – there will certainly be at least in my view there would be a little less amount of activity once the market settled down.

And in particular the kinds of things that we are focused on, i.e. again kind of asset-based cash flow investments, there’s plenty of debt availability in our judgment around. You know, the cost of it might be a little higher.

But, you know, the amount of leverage that we have employed historically has always been quite low so it’s not that we are so exposed to lack of availability

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
11-13-07/11:00 am CT
Confirmation #23241920

of capital. It’s just the price of that debt goes up a little bit and as a result the price of the asset of the company has to come down a bit.

(Roger Smith):	Right, no doubt. Okay, and then I’m sort of hearing that now is the time to buy some of these mortgage securities from you guys right now.

Am I understanding that correctly and that there’s some certain area of the mortgage market that looks more attractive than others?

And then really what’s your view on the commercial real estate market?

Wesley Edens:

You know, I think on the – you know, as both I have said and Pete said, we think that there are big opportunities in the debt market. They are hazardous though and I think it’s something that you’d want to, you know, think pretty carefully about which are the sectors that are likely to benefit and which are the ones that still have exposure.

As I mentioned earlier I think, you know, the subprime, the residential sectors have had the most stress and probably in the short term as a result they have the most opportunities.

Some of the other sectors that have not been as affected, you know, may have less, you know, desire or less favorable risk return characteristics.

But those are very general comments about a very, very specific investment practice. And, you know, that we have had good successes in the past and I’m optimistic. In particular and Pete said, in the credit businesses we’re going to find some great opportunities going forward.

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
11-13-07/11:00 am CT
Confirmation #23241920

Pete Briger:	Yeah, and I would just differentiate between the type of debt that you’re making in residential mortgage-backed securities and residential housing and in the whole commercial sector.

In the former you’re making a very specific investment debt on one sector of the economy.

And in commercial real estate you’ve got many different tenants and many different geographies that are experiencing many different types of performance.

So on the residential side it’s clearly a question of price and supply and demand imbalance and people’s assumptions on delinquencies and ultimate losses which in a period like this tend to get overblown.

And on the commercial side you have really a gap in terms of the people who used to provide finance for many of the most senior of the securities and there’s a re-pricing taking place in that market which ultimately may become a credit problem but at least as we sit right now it’s more of a liquidity re-pricing issue.

(Roger Smith):

Okay, great. And then just last, what would be maybe your guess the timeframe that it will take for some of these credit markets to move out? I mean are you guys in your view more optimistic to think normalized by the First Quarter of 2008 or would it be the Second Half of ‘08 or what’s kind of your thinking right now?

Wesley Edens:	I think that that - even within the firm there’s a fair bit of discussion about what we think is going to happen. In the marketplace itself of course there are

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
11-13-07/11:00 am CT
Confirmation #23241920

great differences of opinion over as to (the absolute) severity and timing of this stuff.

And I don’t think that we are, you know, really in a position or want to really pronouncicate (sic) about how we think this is all going to play out timing wise. You know, we’re very focused in the market but I can’t really give you real guidance as to what we think is going to happen from a short term perspective.

Operator:	Your next question comes from the line of (George Deninghaus) of (Vector) Research and Management.

(George Deninghaus):	Hello gentlemen. I have just a quick question regarding offshore financing and seeing how you see the sovereign wealth funds impacting your business and the ability to raise assets.

Wesley Edens:

Well you know we have a number of investors, you know, outside the United States. A number of them are, you know, sovereign wealth investors. Primarily they have been in our macro business, in our trading business. More recently we’ve had some investment in our private equity businesses as well.

Obviously given the flow of funds into those parts of the world in particular the Middle East, they’re going to play a very, very prominent role in capital formation, you know, in both the short and long term, you know, for us.

So it’s something that we are obviously well aware of. We have a substantial capital formation effort that has been quite productive for us.

And we expect that that will continue and expand in the near term.

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
11-13-07/11:00 am CT
Confirmation #23241920

(George Deninghaus):	(All right). Where are you finding the better opportunities? Are they going to be here domestically or do you feel that they’re going to be primarily overseas at this point?

Wesley Edens:	Hard to know. You know, the U.S. is such a big and robust place that when you get a big dislocation like this, it can yield some tremendous opportunities.

But, you know, one of the real benefits of having a big and diversified business is you don’t have to predict where the next great opportunity is going to be. If you’ve got big operations as we do in - you know, throughout North America then of course throughout Europe on the private equity side, that gives us, you know, real access to those markets if and when the opportunities come up and that frankly is one of the real driving forces for us strategically as we look to the Far East and try to expand, getting out of the hedge fund operations perhaps into more private equity and real estate opportunities.

(George Deninghaus):	Do you see yourself listing funds overseas on the institutional exchanges?

Wesley Edens:

You know we have a number of public companies overseas so we have companies that are listed, you know, in Euronex and the London Stock Exchange, etcetera, and Frankfort, you know, those can be that these lowest cost to capital.

We have not listed our core funds. We don’t list our private equity funds. We don’t have any of the hedge funds listed.

There are some interesting capital structures that have been employed. But it has not been our view to date that those made sense for us to pursue.

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
11-13-07/11:00 am CT
Confirmation #23241920

(George Deninghaus):	Okay, and then my final question really comes back to the tax bills pending now.

Is there anything that you guys are doing strategically internally to – in the event to protect the company in the event that these bills do past?

Wesley Edens:	There’s really nothing, you know, to do. We have an opinion about, you know, the tax structures. We’re a taker of, you know, whatever the legislation is. Not a maker of it obviously.

And we’ve expressed our views, you know, those people that will listen to us.

But ultimately, you know, those decisions will be made by lawmakers down in Washington not by us so.

Man:	Yeah, we closely monitor the situation.

Wesley Edens:

You know, I mean the one thing I would say is that the public partnership, you know, tax, you know, talk centers around the utilization of the structure that we’ve used, that Blackstone has then used, you know, following us.

We have a modest amount of our income that we run through that partnership. I think our current estimate is what, Dan, about 20% plus or minus for the year?

So and certainly if they did away with that on day one which we think is quite unlikely, we would have some modest increase in tax but it’s pretty easy to (dimension).

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
11-13-07/11:00 am CT
Confirmation #23241920

And I think given that most of the proposals seem to center around, you know, a prolonged, you know, transition period we don’t think that it’ll have a material impact on our earnings (unintelligible).

(George Deninghaus):	Okay, very well. Thank you for your time.

Operator:	Your next question comes from the line of (Mark Arizari) of Goldman Sachs.

(Mark Arizari):	Oh great, we’ll try this again now. How are you guys doing?

Wesley Edens:	Go ahead (Mark).

(Mark Arizari):	Wes, I guess this is, you know, a question for you. You talked about the 10 to 15 billion potentially in these half dozen or so funds that are in the works.

When do you sort of see the rubber hitting the road in terms of those assets and, you know, what if anything would be when you would expect the next step private equity fund to get off the ground? Thanks.

Wesley Edens:

The answer to the first question specifically is that we’ve got a number of initiatives that we’re in the marketplace with now and, you know, I would expect those to bear fruit, you know, sometime in the early part of next year in terms of, you know, the formation of that.

Our private equity business as I know you know, we have raised, you know, smaller core funds and have raised in substantial - in fact our funds as we’ve made specific investments and those – I would expect that we will have one or more of those that will also happen in the relatively short term.

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
11-13-07/11:00 am CT
Confirmation #23241920

The core private equity fund which would be our next material fund raised in that business which we’re currently at about 30% of the capacity of the overall fund, I’d say given the investment climate, it’s quite possible that by the end of next year we could be in the market again with our Fund (VI).

So that’s probably subjective, you know, relative to the investment opportunity.

(Mark Arizari):

Great. And then just in terms of, you know, the surplus and obviously the public securities that at least we can see in terms of where the – on the day-to-day basis as, you know, haven’t performed that great. I mean I would assume that your outlook for realizing those investments or your timeline on those might be pushed out a little bit.

Wesley Edens:

It could be. I think, you know, it’s, you know, the public companies, you know, as I said the underlying performance of (Castles) standpoint have been terrific. The public market stock valuations of them have been quite (forward). There’s been kind of a rush to other sectors that are more prominent so, you know, real estate and financials are at the bottom of the list of the performance of the S&P 500 for the last 12 months.

We don’t intend to, you know, sell into a market that we don’t think fairly reflects the die of these companies and we think we’ve got some great companies.

So like I said we’ve got lots of alternatives simply rather than just selling the stock.

So it’s a good time to be patient. It’s a good time to have lots of other businesses around here that are making money so.

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
11-13-07/11:00 am CT
Confirmation #23241920

(Mark Arizari):	Great. And then just one last question. And I guess this is for each of you or just maybe for Dan in general.

The profit sharing or the minority interest of the incentive income seems like it keeps ticking up a little bit.

Is there anything in the nature of the funds in terms of the mix, you know, that’s happening going forward that would imply, you know, that the profit share will be a bit higher? Thanks.

Daniel Bass:	I would say as a general matter, no. It’s really just a function of the mix for that period. I think there are levels as a percentage of the business are pretty consistent and constant.

So it’s just really you’ll see it from quarter-by-quarter percentages may be a little bit higher, a little lower because each business is not fixed or a fixed percentage of company’s business so that would be why you’ll see it one quarter potentially higher versus another.

(Mark Arizari):	Okay, great. Thanks.

Operator:	Your next question comes from the line of Roger Friedman of Lehman Brothers.

Roger Friedman:	Oh hi. Just had a couple follow-ups from things that have been asked here.

You know, Wes as you look at the time horizon for, you know, realizing investments in the private equity space, you know, you have the flexibility obviously to wait out a tough market.

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
11-13-07/11:00 am CT
Confirmation #23241920

But is there a point in time where you’re, you know, forced into doing realizations because the timeline, you know, on that private equity fund gets to a point where your (LPs) are looking for, you know, cash to be returned?

Wesley Edens:	No. There’s really not. We – the capital structures that hold those investment have got very long timelines on them.

The funds by and large have had material amounts of distribution already so there’s been a lot of liquidity provided back to limited partners.

And they along with us are very focused on long term return.

So, no, there’s no real time sensitivity or pressure in the short run from the investing of those funds to get (unintelligible)...

((Crosstalk))

Roger Friedman:

Okay, great. And just coming back to the residential mortgage space for a minute. I mean your comments suggest there’s some value in the high quality stuff. I think those comments were reflective of Blackstone yesterday.

You know, Goldman’s made some overtures around that at some meetings we’ve had there. It seems like a lot of folks think that things are oversold but nobody seems to be stepping into the market (so set a bid).

I guess what is it that has to happen here to make that happen? Is it consensus around, you know, how bad delinquencies are going to get or how far home prices are going to fall?

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
11-13-07/11:00 am CT
Confirmation #23241920

Wesley Edens:	Well, you know, the metric that’s the easiest one to follow is or that I think is easiest to follow is look at what the expectation is for cumulative total losses for a given vintage.

Let’s say the ‘06 subprime stuff where, you know, there’s still a wide discrepancy in terms of the absolute amount of default that people think are going to roll through the system.

You know we did a poll of the different investment banks including your own about what people’s expectations are for that vintage.

And it’s fair to say they’re actually still quite wide. But, you know, the ranges that people are using are kind of, you know, 10% plus or minus on the low side and 20% plus or minus on the high side. Again to put those in historical context that would make them the worse performing of all time which, you know, may well be the case.

But even with that I think that if once you start to get more certainty about what those levels might be, then you’ll see a lot more transaction volume as people then, you know, liquidate or invest in a variety of different investments be they securities, hold-ons, etcetera.

I do think that some of the highest rate securities already reflect what is likely to be the worse of the worse case on the stuff. And, you know, as we – as I’ve said, as Pete said, that’s stuff that we’re actively looking at.

But I think, you know, time whether it’s this quarter or it’s next quarter you’ll see a substantial amount – a much tighter consensus band as to what the performance is as you actually get a few months (unintelligible).

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
11-13-07/11:00 am CT
Confirmation #23241920

Pete Briger:	And we want to make clear that sort of view of mortgage-backed securities, residential mortgage-backed securities, it is independent somewhat from what we think about residential housing prices.

Wesley Edens:	Yeah.

Pete Briger:	It could get a lot worse for the U.S. economy and for U.S. home investors. But the financial markets that contain the residential mortgage-backed securities seem like they’re pretty interesting.

Wesley Edens:	Yeah.

Roger Friedman:	Okay. Thanks. Just in terms of some of the things you’re looking at over in Asia on private equity and real estate side, is there anything coming in from Nomura?

How would you – are they helping you out much in that region or are you doing this on your own?

Wesley Edens:

Yeah, we have a great relationship with the Nomura folks. You know, Mr. Shibata is on our Board. We actually spoke with him this morning. We think that there’s a lot of help that they can give us in particular in Japan and I know that on one of the initiatives Pete’s business has been working closely with those guys.

There’s nothing really tangible to point out in terms of formal relationships right now but we have a very good relationship with those guys and we’re happy with their investment in it and hopefully they are as well.

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
11-13-07/11:00 am CT
Confirmation #23241920

Roger Friedman:	Okay, last question. Your tax rate guiding the 20% now. I think last quarter you were talking about I think 22 to 28. It keeps moving down.

What are you doing in terms of changing structures that are letting that rate come down further? You know, I mean incentive fees are actually a little bit lower. So you’d think that that’s actually going to be moving up a bit.

Daniel Bass:	Yeah, it is really a blend of our businesses and so over time if certain businesses make money and certain businesses lose money that blend would generate.

So it was really the blend of our income. Nothing has magically changed in our structure since earlier in the first quarter. It’s really just the mix of our business results.

Roger Friedman:	All right. Thank you.

Operator:	At this time there are no further questions. Are there any closing remarks?

Lilly Donohue:	Yes, great. Well we appreciate everyone joining us today and we look forward to updating you next quarter. Thanks everyone.

Operator:	Thank you. That does conclude today’s Fortress Third Quarter Earnings call. You may now disconnect.

END